EXHIBIT 99.1



CONTACT: Tom Donnelly                             Jacqueline Hanson
         Chief Financial Officer                  Director, Corporate
         Net Perceptions, Inc.                    Communications
         952-842-5400                             Net Perceptions, Inc.
         tdonnelly@netperceptions.com             952-842-5063
                                                  jhanson@netperceptions.com


          NET PERCEPTIONS ANNOUNCES FOURTH QUARTER, 2001 GUIDANCE

MINNEAPOLIS - (October 25, 2000) - Net Perceptions, Inc. (Nasdaq: NETP) announced in a conference call yesterday that it has developed internal sales goals for the quarter beginning on October 1, 2000, that range from $8 million to $9 million, and for the full year 2001 of $45 million to $60 million, reflecting compound quarterly growth of 15% to 20% on a sequential basis.

The company also provided guidance for anticipated pro forma operating or cash-based results. Non-cash charges associated with amortization of intangibles and stock compensation expense are noted separately.

For the fourth quarter of 2000 the company said it expects:

o License gross margins to remain relatively flat, with a modest improvement in service and maintenance gross margins, resulting in blended gross margins that will be up modestly on a sequential basis over the third quarter.

o Expenses on an operating basis to be relatively flat with the third quarter, due in part to a $500,000 cash charge associated with its restructuring that was announced last week.

o To record an additional non-cash restructuring charge of about $500,000, bringing the total non-cash charges, which include amortization of intangibles and stock compensation expense, to approximately $8.4 million for the fourth quarter.

o Sales and marketing expenses as a percent of total revenue to be down 4% to 5%, research and development expenses to be down 10% to 12% and general and administrative expenses to be down 2% to 3% compared to the third quarter.

o Total cash used for the quarter to be $10 million to $12 million including capital expenditures.

Looking forward into 2001, the company said it expects:

o To aggressively strive for profitability and is now targeting the fourth quarter of 2001.

o Product gross margins to remain in the 94% to 96% range. Service and maintenance gross margins are expected to improve 2% to 3% sequentially over the next five quarters.

o Goals for operating expenses, as a percent of total revenue, over the next five quarters will be to reduce general and administrative costs to the 13% to 17% range, to reduce sales and marketing to the 45% to 50% range, and to reduce R&D to the 23% to 28% range.

o Total cash used for the year to be approximately $18 million to $23 million.

o    Non-cash charges to be about $7.8 million dollars per quarter.

o Weighted average shares outstanding to grow by approximately 50,000 shares per quarter over the next five quarters.

"We've covered a lot of ground in the last four years and are proud of the progress we've made," said Tom Donnelly, Net Perceptions chief financial officer. "Looking forward, with our more aggressive focus on large multi-channel retailers and Fortune 1000 companies, and the changes we're making to align with those business needs, we plan to aggressively regain the traction we had through the first two quarters of 2000."


ABOUT NET PERCEPTIONS
Net Perceptions, a leading provider of precision merchandising and personalization infrastructure software, is the innovator and preeminent supplier of software solutions that allow companies to translate knowledge into profitable business action. Its Commerce Solutions and Knowledge Solutions products enable companies to capitalize on business information and optimize product assortments, pricing, customer relationships and intellectual capital. Customers include market leaders such as Best Buy, Hudson's Bay, JC Penney, J.P. Morgan, Kmart, Procter and Gamble and Walgreen's. The company is based in the United States and has offices in six other countries. For more information visit http://www.netperceptions.com or call 800-466-0711.



NET PERCEPTIONS AND THE NET PERCEPTIONS LOGO ARE REGISTERED TRADEMARKS OF NET PERCEPTIONS, INC. ALL OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS ARE THE COMPANY'S LIMITED OPERATING HISTORY, DELAYS IN PRODUCT DEVELOPMENT, DEVELOPMENT OF THE INTERNET MARKET, CHANGES IN PRODUCT PRICING POLICIES, COMPETITIVE PRESSURES, AND THE RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.